Exhibit 3iii

                          CERTIFICATE OF DESIGNATION OF
                           SERIES A PREFERRED STOCK OF
                              EAGLE BROADBAND, INC.


1.       Definitions

         Common Stock. The term "Common Stock" shall mean all shares of any class of common stock of the Company and any other stock of the Company, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Company without limit as to per share amount.

         Issue Date. The term "Issue Date" shall mean the date upon which shares of Series A Preferred Stock (the "Series A Preferred") are first issued by the Company.

         Junior Stock. The term "Junior Stock" shall mean, for purposes of this Certificate of Designation, any class or series of stock of the Company authorized after the Issue Date, including the Common Stock.

         Note or Notes. The term "Note" or "Notes" shall refer to the Notes issued by the Company pursuant to that certain Purchase Agreement, dated October 2, 2003, by and among the Company and certain investors party thereto, with an aggregate principal amount of up to $10,000,000 which, on maturity shall have a Maturity Value of up to $18,000,000. The Notes and the Series A Preferred are being issued concurrently by the Company, are non-detachable and may not be separately transferred by the holder thereof.

         Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended.


         Stated Value. The term stated value shall mean $0.001 per share of Series A Preferred.


2.       Designation, Rank, Liquidation and Voting Rights

          a. Designation. A total of Five Million (5,000,000) shares shall be designated Series A Preferred.

          b. Preferred Rank. All shares of Junior Stock shall be subject to the relative rights of the Series A Preferred.

          c.   Liquidation Preference.

     (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company ("Liquidation"), the holders of the Series A Preferred shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its holders of Common Stock (the "Liquidation Funds"), an amount per Series A Preferred equal to the amount such holders would have received if such holders of Series A Preferred had converted the Series A Preferred into Common Stock (without regard to any limitations on conversions herein or elsewhere) and had held such shares of Common Stock on the record date for such distribution of the Liquidation Funds.

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     (ii) None of the following events shall be treated as or deemed to constitute a Liquidation hereunder:

          (a)  A merger, consolidation or reorganization of the Company;

          (b) A sale or other transfer of all or substantially all of the Company's assets;

          (c) A sale of 50% or more of the Company's capital stock then issued and outstanding;

          (d)  A purchase or redemption by the Company of stock of any class; or

          (e) Payment of a dividend or distribution from funds legally available therefor.

         d. Voting Rights. Except as provided for in Section 6 hereof, the shares of the Series A Preferred shall not be entitled to vote on any matter.

3.       Dividends

         a. Ratable Dividends. The holders of Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at the same rate as dividends (other than dividends paid in additional shares of Common Stock ) are paid with respect to the outstanding shares of the Company's Common Stock (treating each share of Preferred Stock as being equal to the maximum number of shares of Common Stock into which each such share of Preferred Stock could be converted pursuant to the provisions of Section 4 hereof with such number determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

         b. Participating Dividends. No dividends shall be declared and set aside for or paid upon any shares of Common Stock unless the Board of Directors of the Company shall contemporaneously declare and pay a dividend upon the then outstanding shares of Preferred Stock in the same amount per share of Preferred Stock as would be declared payable on the maximum number of shares of Common Stock into which each share of Preferred Stock could then be converted pursuant to the provisions of Section 4 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

4.       Conversion.

         a. Option to Convert. Each holder of shares of Series A Preferred may, at any time, convert any or all such shares of Series A Preferred on the terms and conditions set forth in this Section 4, into such number of fully paid and non-assessable shares of the Company's Common Stock, par value $0.001 per share, in accordance with Section 4(b) at the Conversion Ratio (as defined below).

         b. Conversion Ratio. The number of shares of Common Stock issuable upon conversion of each Share of Series A Preferred pursuant to Section 4(a) above shall be determined according to the following formula (the Conversion Ratio):


                        (A1 x 14.75) + (A2 x 17.8333334)
                        --------------------------------
                               (Conversion Ratio)

where A1 shall mean up to 2,000,000 shares of Series A Preferred, A2 shall mean Series A Preferred in excess of 2,000,000, if any, and the Conversion Ratio shall be initially set at 1, subject to adjustment as described herein. The Conversion Ratio shall be adjusted, from time to time by the Board of Directors of the Company, to reflect the effect of any stock dividend, stock split, reverse stock split, merger, consolidation, recapitalization (other than the issuance of Common Stock in exchange for indebtedness or other obligation of similar value), reorganization or other similar transaction affecting the Company so that immediately following such event the holders of the Series A Preferred shall be entitled to receive upon conversion thereof the amount of Common Stock and other property which they would have owned or been entitled to receive upon or by reason of such event if such shares of Series A Preferred had been converted to Common Stock immediately prior to the record date (or, if no record date, the effective date) for such event.

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         c. Method of Conversion. To exercise the conversion privilege, the holder of any shares of Series A Preferred shall surrender to the Company during regular business hours at the principal executive offices of the Company or the offices of the transfer agent for the Series A Preferred or at such other place as may be designated by the Company, the certificate or certificates for the shares of Series A Preferred to be converted, duly endorsed for transfer to the Company (if so required by the Company), accompanied by written notice stating that the holder irrevocably elects to convert such shares. Conversion shall be deemed to have been effected on the date when such delivery is made, such date referred to herein as the "Conversion Date." Within three (3) business days after the date on which such delivery is made, the Company shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided below. The holder shall be deemed to have become a shareholder of record of the number of shares of Common Stock into which the shares of Series A Preferred have been converted on the applicable Conversion Date unless the transfer books of the Company are closed on such date, in which event the holder shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Ratio shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares of Series A Preferred represented by a certificate or certificates surrendered for conversion, the Company shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate representing the number of shares of Series A Preferred covered by the surrendered certificate or certificates which shall have not been converted. At the option of any holder of Series A, the shares of Common Stock issued upon conversion of Series A Preferred will be issued in physical certificate form or by electronic entry through the facilities of the Depository Trust Corporation.

         d. Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred. If more than one share of Series A Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Company shall make an adjustment in respect of such fractional share equal to the fair market value of such fractional share, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion. The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Company or any other issuer for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date.

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         e. Payment of Taxes Resulting From Conversion. The Company shall pay any and all taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon the conversion of Series A Preferred pursuant to this Section 4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in the name of a beneficiary other than such name in which the Series A Preferred so converted were registered, and no such issuance and delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

         f. Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred, the full number of shares of Common Stock deliverable upon the conversion of all Series A Preferred from time to time outstanding. The Company shall from time to time (subject to obtaining necessary Board and stockholder authorizations), in accordance with the laws of the State of Texas, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred at the time outstanding.

         g. AMEX List, Standards, Policies & Requirements. Notwithstanding anything to the contrary stated herein, in no event shall the Company issue any Common Stock or permit the conversion of any shares of the Series A Preferred, if the aggregate Common Stock into which such holder's Series A Preferred is convertible would constitute Twenty Percent (20%) or more of the total outstanding Common Stock of the Company, unless the Company has first obtained the approval of the shareholders of the Company (as set forth below). Under no circumstances shall the Company issue any Common Stock if such issuance would result in a violation of any rule, regulation or standard adopted by the American Stock Exchange ("AMEX"), including Section 713 of the AMEX Listing Standards, Policies and Requirements ("Section 713"). In the event that a proposed issuance of Common Stock, including through conversion of Series A Preferred, would cause the violation of Section 713, the Company shall take the following measures prior to permitting the conversion of such Series A Preferred and issuing such Common Stock:

                  (i) Within forty-five (45) days of notice from the holder of an intention to exercise its right of conversion, the Company shall take all action necessary in accordance with applicable law and the Company's Articles of Incorporation and bylaws to hold and convene a meeting of the Company's shareholders at which the shareholders shall approve by the necessary vote, the issuance in full of the shares of Common Stock issuable upon such conversion. The Company's board of directors shall not postpone or adjourn such meeting, and the Company and its board of directors shall take all other actions necessary or advisable, to secure the vote or consent of the shareholders to approve the issuance in full of such shares of Common Stock.

                  (ii) Once necessary shareholder approval has been obtained pursuant to Section 4(g)(1) above, the Company shall permit the conversion of the Series A Preferred and issue the proposed Common Stock pursuant to this
Section 4.

         h. Notices. In the event of any reorganization, reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other company, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Series A Preferred, at least 30 days prior to consummation thereof, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and the time at which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up, the amount of which shall be fixed and the value of which shall be readily ascertainable. Notwithstanding the above, any transfer of the Series A Preferred must be accompanied by transfer of the Note (at a pro rata amount).

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         i. Maintenance of Books. The Company agrees to maintain, at its or its transfer agent's principal place of business, books recording the registration and transfer and of the Series A Preferred and the issuance of Common Stock issuable upon the conversion thereof.

5.       Restrictions on Transferability.

         a. Subject to compliance with this Section 5, a holder of Series A Preferred ("Holder") may transfer and assign (or divide or combine as described below) the Series A Preferred and all rights hereunder, in whole or in part, which transfer and assignment shall be registered on the books of the Company to be maintained for such purpose, upon surrender of the certificate or certificates representing such Series A Preferred at the principal office of the Company or the office or agency designated by the Company, together with a written request to transfer by the holder of the Series A Preferred substantially in the form of Exhibit 1 attached hereto, duly executed by Holder or its agent or attorney. Upon the surrender of such certificate or certificates and the presentment of the written transfer request, the Company shall, subject to this Section 5 and within three business days, execute and deliver to the transferee or transferees a new certificate representing such number of Series A Preferred to be transferred, in the name of the transferee or transferees and in the denomination specified in the instrument of transfer, and shall issue to the assignor a certificate representing such number of Series A Preferred not so transferred. Upon issuance of the new certificate or certificates to the transferee and/or transferor, the original surrendered certificate representing the Series A Preferred shall promptly be cancelled. The Series A Preferred, if properly assigned in compliance with Section 5, may be exercised by a new holder for the purchase of shares of Common Stock without having a new Series A Preferred certificate issued. Notwithstanding the above, the transfer of the Series A Preferred must be accompanied by transfer of the Note (in a pro rata amount based on the ratio of Series A Preferred to Notes, as set forth in the Purchase Agreement).

         b. Subject to compliance with this Section 5, the Company may cancel and issue new stock certificates representing shares of Series A Preferred as may be requested, in writing, by a Holder or Holders, such writing to specify the names and denominations in which the new stock certificates representing the Series A Preferred are to be issued and signed by Holder or its agent or attorney. The Company shall issue and deliver a replacement Series A Preferred stock certificate(s) in exchange for the Series A Preferred stock certificate(s) to be divided or combined in accordance with such written notice.

         c. Prior to any transfer being effective (i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or (ii) Series A Preferred holder shall (1) have notified the Company of the proposed disposition and shall have furnished to the Company a detailed statement of the circumstances surrounding the proposed disposition, and (2) if reasonably requested by the Company, holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act. The Company will not require opinions of counsel for transaction made pursuant to Rule 144 except in unusual circumstances.

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6.       Protective Provisions

         Notwithstanding anything contained herein to the contrary so long as any Note remains outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the total number of shares of unconverted Series A Preferred then outstanding:

         a. Alter or change the rights, preferences or privileges of the Series A Preferred.

         b. Increase the authorized number of Series A Preferred.

         c. Create any new class of shares having preferences over or on a parity with the Series A Preferred as to dividends, liquidation preferences, or assets unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred then outstanding.

         d. Repurchase any of the Company's Common Stock or Common Stock derivative securities, except for the repurchase of such securities from former employees of or consultants to the Company at the original issue price paid therefor pursuant to contractual rights of the Company upon the termination of such employees' or consultant's employment by or provision of service to the Company.

         e. Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, any property or business of the Company, except in the ordinary course of the Company's business consistent with its past practices or as expressly permitted by the Security Agreement.

         f. Incur, assume or guarantee any indebtedness senior to or on parity with the Notes.

         g. Pay any dividends to any holder of Series A Preferred Stock or Junior Stock.

7.       Reissuance

         No share or shares of Series A Preferred acquired by the Company by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Company.

8.       General

         a. Severability. If any right, preference or limitation of the Series A Preferred set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

         b. Headings. The heading of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereto.

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                                    EXHIBIT 1

                                 ASSIGNMENT FORM



                  FOR VALUE RECEIVED the undersigned registered owner of this Series A Preferred hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under this Series A Preferred, with respect to the number of shares of Common Stock set forth below:

         Name and Address of Assignee                         No. of Shares of
         ----------------------------                         ----------------
                                                              Common Stock
                                                              ------------



and does hereby irrevocably constitute and appoint _______ ________________ attorney-in-fact to register such transfer on the books of Eagle Broadband, Inc., maintained for the purpose, with full power of substitution in the premises.


         Dated:__________________            Print Name:___________________

                                             Signature:____________________

                                             Witness:______________________


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